Exhibit 99.1

Worthington Reports Second Quarter Fiscal 2016 Results

COLUMBUS, Ohio, December 16, 2015 – Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $699.8 million and net earnings of $23.2 million, or $0.36 per diluted share, for its fiscal 2016 second quarter ended November 30, 2015, which included pre-tax impairment and restructuring charges totaling $24.5 million, which reduced earnings per diluted share by $0.24.  Impairment and restructuring charges in the current quarter related primarily to the write-down of certain long-lived assets within the Oil & Gas Equipment business. In the second quarter of fiscal 2015, the Company reported net sales of $871.0 million and net earnings of $29.5 million, or $0.43 per diluted share.  Net earnings in the second quarter of the prior year included pre-tax impairment and restructuring charges, which reduced earnings per diluted share by $0.12.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share data)

	2Q 2016	1Q 2016	2Q 2015	6M2016	6M2015
Net sales	$699.8	$758.1	$871.0	$1,457.9	$1,733.4
Operating income	12.0	31.0	33.2	43.0	85.4
Equity income	29.2	26.6	22.3	55.8	50.2
Net earnings	23.2	31.4	29.5	54.7	73.6
EPS, diluted	$0.36	$0.48	$0.43	$0.84	$1.06

"We had a solid performance for the quarter in the face of some market weakness," said John McConnell, Chairman and CEO. "We have responded to the softer markets by lowering manufacturing costs to help improve results in those businesses."  McConnell added, "The majority of our joint ventures delivered good results in the quarter."

Consolidated Quarterly Results

Net sales for the second quarter of fiscal 2016 were $699.8 million, down 19.7% from the comparable quarter in the prior year, when net sales were $871.0 million. The decrease was the result of lower volume in nearly all business segments, combined with lower average selling prices in Steel Processing driven by the market decline in steel prices and in Engineered Cabs due to product mix.

Gross margin declined $16.0 million from the prior year quarter to $109.2 million due to lower volume, partially offset by lower manufacturing expenses and a favorable pricing spread.

Operating income for the current quarter was $12.0 million, a decrease of $21.2 million from the prior year quarter.  In addition to the lower gross margin, operating income in the current quarter was negatively impacted by higher impairment and restructuring charges, totaling $24.5 million, but partially offset by lower SG&A expenses.   The impairment and restructuring charges resulted primarily from the write-down of certain long-lived assets within Pressure Cylinders' Oil & Gas Equipment business and the closure of Steel Processing's stainless steel business.

Interest expense was $7.8 million for the current quarter, compared to $9.7 million in the comparable period of the prior year.  The decrease resulted from lower average debt levels, partially due to the lower market price of steel, which favorably impacts working capital.

The Company's portion of equity income from unconsolidated joint ventures increased $6.9 million from the prior year quarter to $29.2 million.  Joint venture sales totaled $389.2 million for the current quarter.  Higher contributions from the WAVE, ClarkDietrich and ArtiFlex joint ventures were partially offset by lower earnings at Serviacero and WSP.  Equity income from ClarkDietrich was favorably impacted by $4.0 million due to a legal settlement.  The Company received cash distributions of $18.9 million from unconsolidated joint ventures during the quarter.

Income tax expense was $8.8 million in the current quarter compared to $15.6 million in the comparable quarter in the prior year.  The decrease was primarily due to lower net earnings.  The current quarter tax expense reflected an estimated annual effective rate of 31.2% compared to 33.5% for the prior year quarter.

Balance Sheet

At quarter-end, total debt was $629.4 million, down $41.3 million from May 31, 2015, due to lower short-term borrowings.  As of November 30, 2015, $25.2 million was drawn on the Company's $500 million revolving credit facility and $20.0 million was outstanding under the Company's trade accounts receivable securitization facility.  The Company had $27.4 million of cash at quarter-end.

Quarterly Segment Results

Steel Processing's net sales of $467.8 million were down 15%, or $84.9 million, from the comparable prior year quarter as the additional sales from the January 2015 Rome Strip Steel acquisition were more than offset by lower volume and lower average selling prices.  Operating income of $26.6 million was $7.2 million lower than the prior year quarter due primarily to lower volume that was partially offset by lower manufacturing expenses.

Pressure Cylinders' net sales of $201.2 million were down 20%, or $51.6 million, from the comparable prior year quarter driven primarily by a 65% volume decrease in Oil & Gas Equipment business and the May 2015 disposition of our Mississippi facility.  The operating loss of $10.3 million was $19.9 million lower than the prior year operating income of $9.6 million primarily due to higher impairment charges coupled with a decline in the Oil & Gas Equipment business, which were partially offset by improvements in Industrial and Consumer Products.

Engineered Cabs' net sales of $28.7 million were $22.8 million, or 44%, below the prior year quarter due to declines in market demand, the January 2015 sale of the assets of Advanced Component Technologies, Inc., and the September 2015 closure of the Florence, South Carolina facility.  The operating loss in the current quarter decreased $1.3 million to $4.3 million as manufacturing and SG&A expenses were reduced to match the lower demand.

The "Other" category includes the Construction Services and Energy Innovations businesses, as well as non-allocated corporate expenses.  Net sales in the "Other" category were $2.1 million, a decrease of $11.8 million from the prior year quarter as the Construction Services business has been substantially wound down.  The Construction Services business reported a $0.2 million loss for the quarter.

Recent Business Developments
•
On December 7, 2015, the Company completed the acquisition of the global CryoScience business of Taylor Wharton, including a manufacturing facility in Theodore, Ala. for $31.4 million. The asset purchase was made pursuant to the Chapter 11 bankruptcy proceedings of Taylor Wharton.

•	During the quarter, the Company repurchased a total of 1,500,000 common shares for $43.9 million at an average price of $29.26.
•	On December 16, 2015, the Board of Directors declared a quarterly dividend of $0.19 per share payable on March 29, 2016 to shareholders of record on March 15, 2016.

Outlook

"Our legacy businesses are performing well despite some market softness and challenging conditions in steel pricing," McConnell said.  "We remain committed to growing our Company and adding value to our shareholders investment in us."

Conference Call

Worthington will review fiscal 2016 second quarter results during its quarterly conference call on December 17, 2015, at 10:30 a.m., Eastern Time.  Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2015 fiscal year sales of $3.4 billion.  Headquartered in Columbus, Ohio, Worthington is North America's premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for industrial gas and cryogenic applications, CNG and LNG storage, transportation and alternative fuel tanks, oil and gas equipment, and brand consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions;  automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 10,000 people and operates 83 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the
Company's foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the Company relating to outlook, strategy or business plans;  the ability to correct performance issues at operations;  future or expected growth, forward momentum,  performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for increasing volatility or improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company's products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in these markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers' compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company's markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of changes to healthcare laws in the United States which may increase our healthcare and other costs and negatively impact our operations and financial results; and other risks described from time to time in the Company's filings with the United States  Securities and Exchange Commission, including those described in "Part I – Item 1A. – Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended May 31, 2015.

###

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2015	2014	2015	2014
Net sales	$699,816	$871,012	$1,457,963	$1,733,426
Cost of goods sold	590,637	745,789	1,235,768	1,478,696
Gross margin	109,179	125,223	222,195	254,730
Selling, general and administrative expense	72,722	77,308	148,673	152,563
Impairment of long-lived assets	22,962	14,235	25,962	16,185
Restructuring and other expense	1,523	488	4,592	588
Operating income	11,972	33,192	42,968	85,394
Other income (expense):
Miscellaneous income	996	1,220	418	1,543
Interest expense	(7,799)	(9,676)	(15,653)	(19,192)
Equity in net income of unconsolidated affiliates	29,247	22,319	55,828	50,243
Earnings before income taxes	34,416	47,055	83,561	117,988
Income tax expense	8,800	15,600	23,508	37,713
Net earnings	25,616	31,455	60,053	80,275
Net earnings attributable to noncontrolling interests	2,375	1,993	5,402	6,645
Net earnings attributable to controlling interest	$23,241	$29,462	$54,651	$73,630

Basic
Average common shares outstanding	62,676	67,105	63,338	67,337
Earnings per share attributable to controlling interest	$0.37	$0.44	0.86	$1.09

Diluted
Average common shares outstanding	64,527	69,181	65,015	69,780
Earnings per share attributable to controlling interest	$0.36	$0.43	$0.84	$1.06

Common shares outstanding at end of period	62,101	66,912	62,101	66,912

Cash dividends declared per share	$0.19	$0.18	$0.38	$0.36

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 30,	May 31,
	2015	2015
Assets
Current assets:
Cash and cash equivalents	$27,354	$31,067
Receivables, less allowances of $3,163 and $3,085 at November 30, 2015
and May 31, 2015, respectively	407,371	474,292
Inventories:
Raw materials	177,044	181,975
Work in process	89,877	107,069
Finished products	84,232	85,931
Total inventories	351,153	374,975
Income taxes receivable	3,491	12,119
Assets held for sale	12,646	23,412
Deferred income taxes	21,356	22,034
Prepaid expenses and other current assets	48,525	54,294
Total current assets	871,896	992,193
Investments in unconsolidated affiliates	210,116	196,776
Goodwill	237,110	238,999
Other intangible assets, net of accumulated amortization of $42,744 and
$47,547 at November 30, 2015 and May 31, 2015, respectively	90,070	119,117
Other assets	25,676	24,867
Property, plant & equipment:
Land	14,367	16,017
Buildings and improvements	224,104	218,182
Machinery and equipment	900,433	872,986
Construction in progress	52,174	40,753
Total property, plant & equipment	1,191,078	1,147,938
Less: accumulated depreciation	664,941	634,748
Property, plant and equipment, net	526,137	513,190
Total assets	$1,961,005	$2,085,142

Liabilities and equity
Current liabilities:
Accounts payable	$265,984	$294,129
Short-term borrowings	49,538	90,550
Accrued compensation, contributions to employee benefit plans
and related taxes	59,016	66,252
Dividends payable	13,293	12,862
Other accrued items	61,039	56,913
Income taxes payable	2,049	2,845
Current maturities of long-term debt	851	841
Total current liabilities	451,770	524,392
Other liabilities	63,429	58,269
Distributions in excess of investment in unconsolidated affiliate	58,214	61,585
Long-term debt	579,016	579,352
Deferred income taxes	4,802	21,495
Total liabilities	1,157,231	1,245,093
Shareholders' equity - controlling interest	713,006	749,112
Noncontrolling interests	90,768	90,937
Total equity	803,774	840,049
Total liabilities and equity	$1,961,005	$2,085,142

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2015	2014	2015	2014
Operating activities
Net earnings	25,616	$31,455	$60,053	$80,275
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	20,547	21,200	41,987	41,567
Impairment of long-lived assets	22,962	14,235	25,962	16,185
Provision for deferred income taxes	(9,851)	(5,492)	(15,391)	(6,027)
Bad debt expense (income)	(2)	143	8	(60)
Equity in net income of unconsolidated affiliates, net of distributions	(10,389)	(813)	(15,902)	(7,803)
Net loss (gain) on sale of assets	(5,854)	2,370	(4,248)	(460)
Stock-based compensation	3,880	4,498	7,657	8,853
Excess tax benefits - stock-based compensation	(434)	(621)	(1,258)	(5,753)
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	23,474	(6,916)	66,103	5,836
Inventories	31,645	16,087	23,821	(35,130)
Prepaid expenses and other current assets	17,467	(5,232)	28,633	(8,104)
Other assets	(3,245)	3,095	(2,803)	3,216
Accounts payable and accrued expenses	(72,711)	(72,095)	(30,527)	(30,205)
Other liabilities	7,487	(505)	4,300	(6,496)
Net cash provided by operating activities	50,592	1,409	188,395	55,894

Investing activities
Investment in property, plant and equipment	(21,995)	(23,273)	(60,492)	(47,146)
Investment in notes receivable	-	(2,300)	-	(7,300)
Acquisitions, net of cash acquired	(2,950)	(14,543)	(2,950)	(51,093)
Investments in unconsolidated affiliates	(226)	129	(1,913)	(3,671)
Proceeds from sale of assets and insurance	9,325	921	9,456	1,186
Net cash used by investing activities	(15,846)	(39,066)	(55,899)	(108,024)

Financing activities
Net proceeds from (repayments of) short-term borrowings	27,499	(196)	(41,012)	359
Proceeds from long-term debt	-	20,480	921	20,480
Principal payments on long-term debt	(220)	(511)	(428)	(813)
Payments for issuance of common shares	3,666	566	3,064	(454)
Excess tax benefits - stock-based compensation	434	621	1,258	5,753
Payments to noncontrolling interests	(1,564)	-	(4,900)	(2,867)
Repurchase of common shares	(43,914)	(21,549)	(71,496)	(41,620)
Dividends paid	(12,065)	(12,138)	(23,616)	(22,250)
Net cash used by financing activities	(26,164)	(12,727)	(136,209)	(41,412)

Increase (decrease) in cash and cash equivalents	8,582	(50,384)	(3,713)	(93,542)
Cash and cash equivalents at beginning of period	18,772	146,921	31,067	190,079
Cash and cash equivalents at end of period	$27,354	$96,537	$27,354	$96,537

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.
	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2015	2014	2015	2014
Volume:
Steel Processing (tons)	828,208	898,505	1,694,584	1,803,966
Pressure Cylinders (units)	16,558,823	19,090,046	35,778,233	39,460,432

Net sales:
Steel Processing	$467,812	$552,756	$958,612	$1,105,087
Pressure Cylinders	201,173	252,744	425,567	501,703
Engineered Cabs	28,699	51,540	67,316	101,094
Other	2,132	13,972	6,468	25,542
Total net sales	$699,816	$871,012	$1,457,963	$1,733,426

Material cost:
Steel Processing	$322,507	$400,677	$670,752	$795,569
Pressure Cylinders	85,498	115,832	184,562	234,269
Engineered Cabs	13,437	23,674	31,418	45,696

Selling, general and administrative expense:
Steel Processing	$32,925	$30,253	$65,840	$62,153
Pressure Cylinders	33,915	35,941	70,789	70,954
Engineered Cabs	4,800	7,086	10,208	13,910
Other	1,082	4,028	1,836	5,546
Total selling, general and administrative expense	$72,722	$77,308	$148,673	$152,563

Operating income (loss):
Steel Processing	$26,642	$33,877	$50,280	$69,746
Pressure Cylinders	(10,309)	9,580	6,510	29,186
Engineered Cabs	(4,290)	(5,609)	(13,581)	(7,754)
Other	(71)	(4,656)	(241)	(5,784)
Total operating income	$11,972	$33,192	$42,968	$85,394

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2015	2014	2015	2014
Volume (units):
Consumer Products	10,523,692	11,240,094	22,501,637	23,586,725
Industrial Products*	5,926,739	6,161,759	13,074,691	12,668,561
Mississippi*	-	1,577,717	-	2,987,407
Alternative Fuels	107,121	107,300	199,077	211,389
Oil and Gas Equipment	1,044	2,994	2,364	5,981
Cryogenics	227	182	464	369
Total Pressure Cylinders	16,558,823	19,090,046	35,778,233	39,460,432

Net sales:
Consumer Products	$49,484	$51,317	$104,442	$106,916
Industrial Products*	97,601	99,146	202,707	201,363
Mississippi*	-	6,331	-	13,205
Alternative Fuels	23,954	22,822	48,772	44,602
Oil and Gas Equipment	25,041	66,886	57,925	124,222
Cryogenics	5,093	6,242	11,721	11,395
Total Pressure Cylinders	$201,173	$252,744	$425,567	$501,703

* Mississippi, an industrial gas facility, was sold in May 2015. It has been broken out so as not to distort the Industrial Products comparisons.

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

The following provides detail of impairment of long-lived assets and restructuring and other expense included in operating income by segment.

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2015	2014	2015	2014
Impairment of long-lived assets:
Steel Processing	$-	$1,100	$-	$3,050
Pressure Cylinders	22,962	9,567	22,962	9,567
Engineered Cabs	-	2,389	3,000	2,389
Other	-	1,179	-	1,179
Total impairment of long-lived assets	$22,962	$14,235	$25,962	$16,185

Restructuring and other expense (income):
Steel Processing	$2,258	$-	$2,720	$(30)
Pressure Cylinders	(16)	405	715	428
Engineered Cabs	765	-	2,643	-
Other	(1,484)	83	(1,486)	190
Total restructuring and other expense	$1,523	$488	$4,592	$588